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                                                  OMB Number  3235-0104
                                                  Expires:  September 30, 1998
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Millar                         Victor
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   (Last)                            (First)              (Middle)

     c/o Warren Resources
     489 Fifth Avenue, 32nd Floor
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                                    (Street)

     New York                       New York               10017
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   (City)                            (State)                (Zip)


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2.   Date of Event Requiring Statement (Month/Day/Year)

     December 26, 2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     Warren Resources Inc.
     (There is no ticker or trading symbol for the Issuer)
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4.   Issuer Name and Ticker or Trading Symbol


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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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   Common Stock, $.001 par value
   per share                             64,000                      I                    IRA
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   Common Stock, $.001 par value
   per share                             161,000                     I                    By limited partnership(1)
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   Common Stock, $.001 par value
   per share                             44,500                      I                    By trust(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the Form is filed by more than one Reporting Person, see Instruction
   5(b)(v).


                                                                          (Over)
                                                                 SEC 1473 (7-96)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Options to Purchase
Common Stock, $.001
par value per share      (3)        9/6/06          Common Stock           10,000        $10            D
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Explanation of Responses:

(1) These shares are held in a limited partnership of which the reporting person is the general partner and his family members are the limited partners.

(2) These shares are held in a trust for the benefit of the reporting person's family members. The reporting person's wife is trustee of the trust. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of Section 16 or for any other purpose.

(3) Options immediately exercisable upon approval of the 2001 Stock Incentive Plan by the stockholders of the Issuer.



   /s/ Victor Millar                              December 21, 2001
   -------------------------------------------    -----------------
    **Signature of Reporting Person                     Date

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1473 (7-96)